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                                                                    EXHIBIT 99.8

                        Convergent Communications, Inc.
                 Third Amendment to the 1998 Stock Option Plan

                                 INTRODUCTION

     Convergent Communications, Inc., a Colorado corporation (hereinafter referred to as the "Corporation"), has established an incentive compensation plan known as the "Convergent Communications, Inc. 1998 Stock Option Plan" (as amended, hereinafter referred to as the "Plan"). The Plan permits the grant of Non-Qualified Stock Options and Incentive Stock Options.

     Pursuant to this Third Amendment to the Plan (hereinafter referred to as the "Amendment"), the Corporation desires to amend the Plan to allow for the issuance of certificates rather than a Stock Option Agreement.


                           STOCK OPTION CERTIFICATE

     1. Section VII.R. of the Plan (entitled "Written Agreements") shall be deleted in its entirety and the following inserted in its place:

         "R.  Written Certificate.  Each Plan Award shall be evidenced by a
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     certificate signed by the Corporation summarizing the terms of the award."

                             CONTINUATION OF PLAN

     All other terms and conditions of the Plan shall remain in full force and effect.

                                EFFECTIVE DATE

     This Amendment shall be effective as of August 1, 1999.


CONVERGENT COMMUNICATIONS, INC.


By:__________________________________________
   John R. Evans, Chief Executive Officer